Exhibit 99.1

2375 Waterview Drive

Northbrook, IL 60062

www.cfindustries.com

For additional information:

Media	Investors
Chris Close	Darla Rivera
Senior Director, Corporate Communications	Director, Investor Relations
847-405-2542 – cclose@cfindustries.com	847-405-2045 – darla.rivera@cfindustries.com

Gregory D. Cameron Elected Executive Vice President and Chief Financial Officer of CF Industries Holdings, Inc.

NORTHBROOK, Ill. – June 17, 2024 – CF Industries Holdings, Inc. (NYSE: CF) today announced that its Board of Directors has elected Gregory D. Cameron as executive vice president and chief financial officer, effective June 17, 2024. Mr. Cameron will report to Tony Will, president and chief executive officer, CF Industries Holdings, Inc, and serve as a member of the Company’s senior leadership team. He succeeds Christopher D. Bohn, who was recently promoted to executive vice president and chief operating officer.

"We are pleased to welcome Greg to CF Industries," said Will. "He brings proven leadership, financial and clean energy expertise, and a strong track record of developing high-performing teams that will serve our Company, employees and shareholders well."

Mr. Cameron most recently served as president and chief financial officer of Bloom Energy, a global leader in solid oxide fuel cell technology. He joined Bloom Energy in 2020 as executive vice president and chief financial officer. Prior to joining Bloom Energy, Mr. Cameron held a series of senior roles at General Electric over 26 years, including president and chief executive officer, global operations-GE Company from 2018 through 2019, and president and chief executive officer, global legacy solutions-GE Capital from 2016 through 2018.

About CF Industries Holdings, Inc.

At CF Industries, our mission is to provide clean energy to feed and fuel the world sustainably. With our employees focused on safe and reliable operations, environmental stewardship, and disciplined capital and corporate management, we are on a path to decarbonize our ammonia production network – the world’s largest – to enable green and low-carbon hydrogen and nitrogen products for energy, fertilizer, emissions abatement and other industrial activities. Our manufacturing complexes in the United States, Canada, and the United Kingdom, an unparalleled storage, transportation and distribution network in North America, and logistics capabilities enabling a global reach underpin our strategy to leverage our unique capabilities to accelerate the world’s transition to clean energy. CF Industries routinely posts investor announcements and additional information on the Company’s website at www.cfindustries.com and encourages those interested in the Company to check there frequently.

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